Prospectus Supplement (To Prospectus dated May 1, 2003)	Filed Pursuant to Rule 424(b)(3) File No. 333-104818

OLD NATIONAL BANCORP

488,062 SHARES OF COMMON STOCK

     This prospectus supplement supplements the prospectus dated May 1, 2003 of Old National Bancorp relating to the public offering and sale by the selling shareholders described herein. This prospectus supplement contains information regarding the beneficial ownership of shares of our common stock offered hereunder. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

Selling Shareholders

     The section captioned “Selling Shareholders” beginning on page 4 of the prospectus is hereby amended as follows:

     The following table provides the names and the number of shares of common stock beneficially owned by each selling shareholder as a result of our affiliation and merger with J.W.F. Insurance Companies, Inc. the maximum number of shares of common stock offered hereby and the number of shares of such common stock beneficially owned by each selling shareholder upon completion of the offering or offerings pursuant to this prospectus supplement, assuming each selling shareholder offers and sells all of its or his/her respective shares offered hereby. Selling shareholders may, however, offer and sell all, or some or none of their shares offered hereby. Under some circumstances, the respective donees, pledges and transferees or other successors in interest of the selling shareholders may also sell the shares listed below as being held by the selling shareholders. No selling shareholder beneficially owns one percent or greater of our outstanding common stock.

	Number of Shares of
	Common Stock	Maximum Number of	Number of Shares of Common
	Beneficially Owned	Shares of Common	Stock Beneficially Held After
Name	Prior to the Offering(1)	Stock Offered Hereby	Completion of the Offering (2)
John S. Flynn	244,031	195,225	48,806
Thomas A. Flynn	244,031	195,225	48,806
Gerald F. O’Connor	61,008	48,806	12,202
John F. Sahm	61,008	48,806	12,202

(1)	This number includes the number of shares of our common stock held in escrow pursuant to an Agreement of Affiliation and Merger, dated as of March 29, 2005, by and among Old National Bancorp, ONB Insurance Group, Inc., J.W.F. Insurance Companies, Inc. and the shareholders of J.W.F. Insurance Companies, Inc.

(2)	This number reflects the number of shares of our common stock held in escrow pursuant to an Agreement of Affiliation and Merger, dated as of March 29, 2005, by and among Old National Bancorp, ONB Insurance Group, Inc., J.W.F. Insurance Companies, Inc. and the shareholders of J.W.F. Insurance Companies, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 5, 2005